Exhibit 3.1

COMPOSITE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
of
CENTURYLINK, INC.
(a Louisiana corporation)
The undersigned corporation (the “Corporation”), acting through Stacey W. Goff, its Executive Vice President, Secretary and General Counsel, and by authority of its Board of Directors, does hereby certify as of May 23, 2012 that:
FIRST: The Amended and Restated Articles of Incorporation set forth in Paragraph Fifth below accurately set forth the articles of incorporation of the Corporation and all amendments thereto in effect on the date hereof, including the changes made in the manner described in Paragraph Fourth below.
SECOND: All such amendments have been effected in conformity with law.
THIRD: The date of incorporation of the Corporation was April 30, 1968. These Amended and Restated Articles of Incorporation have been duly executed and delivered, effective as of 10:00 a.m. central time, on May 23, 2012.
FOURTH: On February 21, 2012, the Board of Directors of the Corporation, at a duly-convened meeting, unanimously adopted resolutions to amend and restate the Corporation’s articles of incorporation to (i) increase the number of authorized shares of the Corporation’s Common Stock (the “Share Increase Amendment”) and (ii) declassify the Board of Directors (the “Declassification Amendment”), subject to the approval of such amendments by the Corporation’s shareholders. On May 23, 2012, the shareholders of the Corporation, at a duly-convened annual meeting of shareholders at which there was present or duly represented a quorum of the holders of the Corporation’s total voting power, approved the Share Increase Amendment by casting 497,291,172 affirmative votes and 50,080,656 negative votes, excluding 2,074,678 votes held by holders who abstained from voting, and approved the Declassification Amendment by casting 418,348,477 affirmative votes and 4,703,664 negative votes, excluding 1,291,437 votes held by holders who abstained from voting. Pursuant to these proceedings, the Corporation’s articles of incorporation have been modified to (i) amend paragraph A of Article III to increase the number of authorized shares of the Corporation’s Common Stock from 800 million to 1.6 billion to reflect the Share Increase Amendment, (ii) amend Sections A, B and C of Article IV to provide for the annual election of directors pursuant to the Declassification Amendment and (iii) amend and restate the articles of incorporation to reflect all amendments effected since July 1, 2009 (including, but not limited to, the Share Increase Amendment and the Declassification Amendment).

FIFTH: The Amended and Restated Articles of Incorporation of the Corporation are as follows:
ARTICLE I
Name
The name of this Corporation is CenturyLink, Inc.
ARTICLE II
Purpose
The purpose of the Corporation is to engage in any lawful activity for which corporations may be formed under the Business Corporation Law of Louisiana.
ARTICLE III
Capital
A. Authorized Stock. The Corporation shall be authorized to issue an aggregate of 2,202,000,000 shares of capital stock, of which 2,200,000,000 shares shall be Common Stock, $1.00 par value per share, and 2,000,000 shares shall be Preferred Stock, $25.00 par value per share.
B. Preferred Stock. (1) The Preferred Stock may be issued from time to time in one or more series.

(2) In respect to any series of Preferred Stock, the Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. In addition thereto the Board of Directors shall have such other powers with respect to the Preferred Stock and any series thereof as shall be permitted by applicable law.
(3) No full dividend for any quarterly dividend period may be declared or paid on shares of any series of Preferred Stock unless the full dividend for that period shall be concurrently declared or paid on all series of Preferred Stock outstanding in accordance with the terms of each series. If there are any accumulated dividends accrued or in arrears on any share of any series of Preferred Stock those dividends shall be paid in full before any full dividend shall be paid on any other series of Preferred Stock. If less than a full dividend is to be paid, the amount of the dividend to be distributed shall be divided among the shares of Preferred Stock for which dividends are accrued or in arrears in proportion to the aggregate amounts which would be distributable to those holders of Preferred Stock if full cumulative dividends had previously been paid thereon in accordance with the terms of each series.

C. Voting Rights of Common Stock. Each outstanding share of Common Stock entitles the holder thereof to one vote with respect to each matter properly submitted to the shareholders of the Corporation for their vote, consent, waiver, release or other action.
D. Non-Assessability; Transfers; Pre-emptive Rights. The stock of this Corporation shall be fully paid and non-assessable when issued and shall be personal property. No transfer of such stock shall be binding upon this Corporation unless such transfer is made in accordance with these Articles and the by-laws of this Corporation and duly recorded in the books thereof. No stockholder shall have any pre-emptive right to subscribe to any or all additions to the stock of this Corporation.
E. Series L Preferred Stock. The Corporation’s 5% Cumulative Convertible Series L Preferred Stock (“Series L Shares”) shall consist of 325,000 shares of Preferred Stock having the preferences, limitations and relative rights set forth below.
(1) Voting Rights. Holders of the Series L Shares shall be entitled to cast one vote per share, voting with holders of shares of Common Stock and with holders of other series of voting preferred stock as a single class, on any matter to come before a meeting of the shareholders, except with respect to the casting of ballots on those matters as to which holders of Preferred Stock or a particular series thereof are required by law to vote separately.
(2) Rank. The Series L Shares shall, with respect to dividend rights and rights upon liquidation, dissolution and winding up, rank prior to the Common Stock. All equity securities of the Corporation to which the Series L Shares rank prior, whether with respect to dividends or upon liquidation, dissolution or winding-up or otherwise, including the Common Stock, are collectively referred to herein as the “Junior Securities;” all equity securities of the Corporation with which the Series L Shares rank pari passu are collectively referred to herein as the “Parity Securities”; and all other equity securities of the Corporation (other than any convertible debt securities) to which the Series L Shares ranks junior are collectively referred to herein as the “Senior Securities.” The preferences, limitations and relative rights of the Series L Shares shall be subject to the preferences, limitations and relative rights of the Junior Securities, Parity Securities and Senior Securities issued after the Series L Shares are issued.
(3) Dividends.
(a) The holders of record of the Series L Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, an annual cash dividend of $1.25 on each Series L Share, payable quarterly on each March 31, June 30, September 30 and December 31 on which any Series L Shares shall be outstanding (each a “Dividend Due Date”), commencing on the first such date following the issuance of the Series L Shares. Dividends on each Series L Share shall accrue and be cumulative from and after the date of issuance of such Series L Share and dividends payable for any partial quarterly period shall be calculated on the basis of a year of 360 days consisting of twelve 30-day months. Dividends shall be payable to the holders of record as they appear on the Corporation’s stock transfer books at the close of business on the record date for such payment, which the Board of Directors shall fix not more than 60 days or less than 10 days preceding a Dividend Due Date. Holders of the Series L Shares shall not be entitled to any dividends, whether paid in cash, property or stock, in excess of the cumulative dividends as provided in this paragraph (a) and shall not be entitled to any interest thereon.
(b) Unless all cumulative dividends accrued on the Series L Shares have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment through the most recent Dividend Payment Date, then (i) except as provided below, no dividend or other distribution shall be declared or paid or set apart for payment on any Parity Securities, (ii) no dividend or other distribution shall be declared or paid or set aside for payment upon the Junior Securities (other than a dividend or distribution paid in shares of, or warrants, rights or options exercisable for or convertible into, Junior Securities) and (iii) no Junior Securities shall be redeemed, purchased or otherwise acquired for any consideration, nor shall any monies be paid to or made available for a sinking fund for the redemption of any Junior Securities, except by conversion of Junior Securities into, or by exchange of Junior Securities for, other Junior Securities. If any accrued dividends are not paid or set apart with respect to the Series L Shares and any Parity Securities, all dividends declared with respect to the Series L Shares and any Parity Securities shall be declared pro rata on a share-by-share basis among all Series L Shares and Parity Securities outstanding at the time.
(4) Conversion.
(a) Each Series L Share shall be convertible, at any time, at the option of the holder thereof into that number of fully paid and nonassessable shares of the Common Stock obtained by dividing $25.00 by the Conversion Price then in effect under the terms of this subsection (4). Unless and until changed in accordance with the terms of this subsection (4), the Conversion Price shall be $41.25. In order for a holder of the Series L Shares to effect such conversion, the holder shall deliver to KeyCorp Shareholder Services, Inc., Dallas, Texas, or such other agent as may be designated by the Board of Directors as the transfer agent for the Series L Shares (the “Transfer Agent”), the certificates representing such shares in accordance with paragraph (b) below accompanied by written notice jointly addressed to the Corporation and the Transfer Agent that the holder thereof elects to convert such shares or a specified portion thereof. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates representing the Series L Shares being converted shall have been delivered to the Transfer Agent in accordance with each term and condition of paragraph (b) below, accompanied by the written notice jointly addressed to the Corporation and the Transfer Agent of such conversion (the “Conversion Date”), and the person or persons in whose names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Stock represented thereby at such time. As of the close of business on the Conversion Date, the Series L Shares shall be deemed to cease to be outstanding and all rights of any holder thereof shall be extinguished except for the rights arising under the Common Stock issued in exchange therefor and the right to receive accrued and unpaid dividends on such Series L Shares through the Conversion Date on the terms specified in paragraph (c) below.
(b) In connection with surrendering to the Transfer Agent the certificates representing (or formerly representing) Series L Shares, the holder shall furnish the Transfer Agent with transfer instruments satisfactory to the Corporation and sufficient to transfer the Series L Shares being converted to the Corporation free of any adverse interest or claims. As promptly as practicable after the surrender of the Series L Shares in accordance with this paragraph and any other requirement under this subsection (4), the Corporation, acting directly or through the Transfer Agent, shall issue and deliver to such holder certificates for the number of whole shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions hereof (along with any interest payment specified in paragraph (a) above and any cash payment in lieu of fractional shares specified in paragraph (d) below). Certificates will be issued for the balance of any remaining Series L Shares in any case in which fewer than all of the Series L Shares are converted. Any conversion under paragraph (a) shall be effected at the Conversion Price in effect on the Conversion Date.
(c) If the Conversion Date with respect to any Series L Share occurs after any record date with respect to the payment of a dividend on the Series L Shares (the “Dividend Record Date”) and on or prior to the Dividend Due Date, then (i) the dividend due on such Dividend Due Date shall be payable to the holder of record of such share as of the Dividend Record Date and (ii) the dividend that accrues from the close of business on the Dividend Record Date through the Conversion Date shall be payable to the holder of record of such share as of the Conversion Date. Except as provided in this subsection (4), no payment or adjustment shall be made upon any conversion on account of any dividends accrued on Series L Shares surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

(d) No fractional interest in a share of Common Stock shall be issued by the Corporation upon the conversion of any Series L Share. In lieu of any such fractional interest, the holder that would otherwise be entitled to such fractional interest shall receive a cash payment (computed to the nearest cent) equal to such fraction multiplied by the market value of a share of Common Stock, which shall be deemed to equal the last reported per share sale price of Common Stock on the New York Stock Exchange (“NYSE”) (or, if the Common Stock is not then traded on the NYSE, the last reported per share sale price on such other national securities exchange on which the Common Stock is listed or admitted to trading or, if not then listed or admitted to trading on any national securities exchange, the last quoted bid price in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), or any similar system of automated dissemination of securities prices) on the trading day immediately prior to the Conversion Date.
(e) The Conversion Price shall be adjusted from time to time as follows:
1. If the Corporation effects any (i) dividend or other distribution upon or in redemption of the Common Stock payable in the form of shares of capital stock of the Corporation or any of its subsidiaries or in the form of any other property (other than cash dividends paid in the ordinary course), (ii) combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock, (iii) split or other subdivision of outstanding shares of Common Stock into a larger number of shares of Common Stock, or (iv) reorganization, exchange or reclassification of Common Stock, or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation, or any other transaction effected in a manner such that holders of outstanding Common Stock shall be entitled to receive (either directly, or upon subsequent liquidation) stock, securities or other property with respect to or in exchange for Common Stock (a “Diluting Event”), then as a condition of such Diluting Event, lawful, appropriate, equitable and adequate adjustments shall be made to the Conversion Price whereby the holders of the Series L Shares shall thereafter be entitled to receive (under the same terms otherwise applicable to their receipt of the Common Stock upon conversion of the Series L Shares), in lieu of or in addition to, as the case may be, the number of shares of Common Stock issuable under this subsection (4), such shares of stock, securities or other property as may be issued or payable with respect to or in exchange for that number of shares of Common Stock to which such holders of Series L Shares were so entitled under this subsection (4), and in any such case appropriate, equitable and adequate adjustments shall also be made to such resulting consideration in like manner in connection with any subsequent Diluting Events. It is the intention of the parties that the foregoing shall have the effect of entitling such holders of Series L Shares to receive upon the due exercise of their conversion rights under this subsection (4) such stock, securities and other property (other than cash dividends paid in the ordinary course) as such holders would have received had they held the Common Stock issuable under this subsection (4) (or any replacement or additional stock, securities or property, as applicable) on the record date of such Diluting Event.
2. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 5% of such price.
3. Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly deliver to the Transfer Agent an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall constitute conclusive evidence, absent manifest error, of the correctness of such adjustment. Promptly after delivery of such certificate, the Corporation shall prepare and mail a notice to each holder of Series L Shares at each such holder’s last address as the same appears on the books of the Corporation, which notice shall set forth the Conversion Price and a brief statement of the facts requiring the adjustment. The failure of the Corporation to take any such action shall not invalidate any corporate action by the Corporation.
(f) The Corporation covenants that (A) all shares of Common Stock that may be issued upon conversions of Series L Shares will upon issue be duly and validly issued, fully paid and nonassessable, and free of all liens, charges or preemptive rights, and (B) it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversions of Series L Shares, the whole number of shares of Common Stock deliverable upon the conversion of all outstanding Series L Shares not theretofore converted.

(5) Liquidation Preference.
(a) Upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation (for the purposes of this subsection (5), a “Liquidation”), the holder of each Series L Share then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, an amount equal to $25 per share plus all dividends (whether or not declared or due) accrued and unpaid on such share on the date fixed for the distribution of assets of the Corporation to the holders of Series L Shares. With respect to the distribution of the Corporation’s assets upon a Liquidation, the Series L Shares shall rank prior to Junior Securities, pari passu with the Parity Securities and junior to the Senior Securities.
(b) If upon any Liquidation of the Corporation, the assets available for distribution to the holders of Series L Shares and any Parity Securities then outstanding shall be insufficient to pay in full the liquidation distributions to the holders of outstanding Series L Shares and Parity Securities in accordance with the terms of these Articles of Incorporation, then the holders of such shares shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of the Series L Shares and Parity Securities are entitled were paid in full.
(c) Neither the voluntary sale, conveyance, lease, pledge, exchange or transfer of all or substantially all the property or assets of the Corporation, the merger or consolidation of the Corporation into or with any other corporation, the merger of any other corporation into the Corporation, a share exchange with any other corporation, nor any purchase or redemption of some or all of the shares of any class or series of stock of the Corporation, shall be deemed to be a Liquidation of the Corporation for the purposes of this subsection (5) (unless in connection therewith the Liquidation of the Corporation is specifically approved).
(d) The holder of any Series L Shares shall not be entitled to receive any payment owed for such shares under this subsection (5) until such holder shall cause to be delivered to the Corporation the certificate or certificates representing such Series L Shares and transfer instruments satisfactory to the Corporation and sufficient to transfer such Series L Shares to the Corporation free of any adverse interest. No interest shall accrue on any payment upon Liquidation after the due date thereof.
(e) After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series L Shares will not be entitled to any further participation in any distribution of assets by the Corporation.
(6) Preemptive Rights. The Series L Shares is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.
F. Series CC Junior Participating Preferred Shares:
(1)    Designation and Amount. The shares of such series shall be designated as “Series CC Junior Participating Preferred Shares” (the “Series CC Shares”) and the number of shares constituting the Series CC Shares shall be 150,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of Series CC Shares to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series CC Shares.
(2)    Dividends and Distributions.
(a)    Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series CC Shares with respect to dividends, the holders of Series CC Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the dividend date declared on the Common Stock, par value $1.00 per share (the “Common Stock”) in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series CC Shares, in an amount per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, declared on the Common Stock of the Corporation since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series CC Shares, other than, in each case, a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise). In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of Series CC Shares were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(b)    The Corporation shall declare a dividend or distribution on the Series CC Shares as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).
(c)    Dividends, to the extent payable as provided in paragraphs (a) and (b) of this Section, shall begin to accrue and be cumulative on outstanding Series CC Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series CC Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series CC Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series CC Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
(3)    Voting Rights. The holders of Series CC Shares shall have the following voting rights:
(a)    Subject to the provision for adjustment hereinafter set forth, each share of Series CC Shares shall entitle the holder thereof to 10,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of Series CC Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(b)    Except as otherwise provided herein, in any other articles of amendment creating a series of Preferred Stock or any similar stock, or by law, the holders of Series CC Shares and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
(c)    Except as set forth herein, or as otherwise provided by law, holders of Series CC Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
(4)    Certain Restrictions.

(a)    Whenever quarterly dividends or other dividends or distributions payable on the Series CC Shares as provided in Article III.F.(2) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series CC Shares outstanding shall have been paid in full, the Corporation shall not:

(i)    declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series CC Shares;
(ii)    declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series CC Shares, except dividends paid ratably on the Series CC Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii)    redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series CC Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series CC Shares; or
(iv)    redeem or purchase or otherwise acquire for consideration any Series CC Shares, or any shares of stock ranking on a parity with the Series CC Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(b)    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Articles III.F.(4), purchase or otherwise acquire such shares at such time and in such manner.
(5)    Reacquired Shares. Any Series CC Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Articles of Amendment to the Articles of Incorporation creating a series of Preferred Stock or any similar stock or as otherwise required by law.
(6)    Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series CC Shares unless, prior thereto, the holders of Series CC Shares shall have received $10,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of Series CC Shares shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 10,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series CC Shares, except distributions made ratably on the Series CC Shares and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of Series CC Shares were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(7)    Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series CC Shares shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 10,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series CC Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(8)    No Redemption. The Series CC Shares shall not be redeemable.
(9)    Rank. The Series CC Shares shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.
(10)    Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series CC Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Series CC Shares, voting together as a single class.
ARTICLE IV
Directors
A. Number of Directors. The business and affairs of this Corporation shall be managed under the direction of the Board of Directors. The number of directors comprising the Board of Directors of this Corporation (exclusive of directors who may be elected by the holders of any one or more series of Preferred Stock voting separately) shall be determined from time to time by resolution adopted by the affirmative votes of both (i) 80% of the directors then in office and (ii) a majority of the Continuing Directors (as defined in Article V(D)), voting as a separate group, provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director.
B. Term. All directors elected by shareholders at and after the 2012 annual meeting of shareholders shall hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Directors whose terms do not expire at the 2012 annual meeting of shareholders shall hold office until the annual meeting for the year in which the director’s term expires and until their successors are duly elected and qualified.
C. Vacancies. Except as provided in Article IV(G) hereof, any vacancy on the Board (including any vacancy resulting from an increase in the authorized number of directors or from a failure of the shareholders to elect the full number of authorized directors) may, notwithstanding any resulting absence of a quorum of directors, be filled only by the Board of Directors, acting by vote of both (i) a majority of the directors then in office and (ii) a majority of all the Continuing Directors, voting as a separate group, and any director so appointed shall serve until the next shareholders’ meeting held for the election of directors and until his successor is duly elected and qualified.
D. Removal. Subject to Article IV(G) hereof and notwithstanding any other provisions of these Articles or the Bylaws of this Corporation, any director or the entire Board of Directors may be removed at any time, but only for cause, by the affirmative vote at a meeting of shareholders called for such purpose of the holders of both (i) a majority of the Total Voting Power (as defined in Article V(D) hereof) entitled to be cast by the holders of Voting Stock (as defined in Article V(D) hereof), voting together as a single class, and (ii) a majority of the Total Voting Power entitled to be cast by the Independent Shareholders (as defined in Article V(D) hereof), voting as a separate group. At the same meeting in which the shareholders remove one or more directors, a successor or successors may be elected for the unexpired term of the director or directors removed. Except as set forth in this Article, directors shall not be subject to removal.

E. Tender Offers and Other Extraordinary Transactions. In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders when evaluating a Business Combination (as defined in Article V(D) hereof) or a tender or exchange offer or a proposal by another Person or Persons to make a tender or exchange offer, the Board of Directors of the Corporation shall consider, in addition to the adequacy of the amount to be paid in connection with any such transaction, all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on the Corporation and its subsidiaries, and their respective employees, customers, creditors and other elements of the communities in which they operate or are located, (ii) the business and financial condition and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located, and (iii) the competence, experience and integrity of the acquiring Person or Persons and its or their management.
F. Board Qualifications.
(1) Except as otherwise provided in Article IV(G) hereof, no person shall be eligible for nomination, election or service as a director of the Corporation who shall:
(a) in the opinion of the Board of Directors fail to respond satisfactorily to the Corporation respecting any inquiry of the Corporation for information to enable the Corporation to make any certification required by the Federal Communications Commission under the Anti-Drug Abuse Act of 1988 or to determine the eligibility of such person under this Article;
(b) have been arrested or convicted of any offense concerning the distribution or possession of, or trafficking in, drugs or other controlled substances, provided that in the case of an arrest the Board of Directors may in its discretion determine that notwithstanding such arrest such persons shall remain eligible under this Article; or
(c) have engaged in actions that could lead to such an arrest or conviction and that the Board of Directors determines would make it unwise for such person to serve as a director of the Corporation.
(2) Any person serving as a director of the Corporation shall automatically cease to be a director on such date as he ceases to have the qualifications set forth in paragraph (1) above, and his position shall be considered vacant within the meaning of Article IV(C) hereof.
G. Directors Elected by Preferred Shareholders. Notwithstanding anything in these Articles of Incorporation to the contrary, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of these Articles of Incorporation (as they may be duly amended from time to time) fixing the rights and preferences of such Preferred Stock shall govern with respect to the nomination, election, term, removal, vacancies or other related matters with respect to such directors.

ARTICLE V
Certain Business Combinations
A. Vote Required in Business Combinations. No Business Combination may be effected unless all of the following conditions have been fulfilled:
(1) In addition to any vote otherwise required by law or these Articles, the proposal to effect a Business Combination shall have been approved by (i) a majority of the directors then in office and a majority of the Continuing Directors and (ii) by the affirmative votes of both of the following:
(a) 80% of the Total Voting Power entitled to be cast by holders of outstanding shares of Voting Stock of this Corporation, voting as a separate voting group; and
(b) Two-thirds of the Total Voting Power entitled to be cast by the Independent Stockholders present or duly represented at a meeting, voting as a separate voting group.

(2) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the “Act”), and the rules and regulations thereunder (or any subsequent provisions replacing the Act, rules or regulations as a whole or in part) is mailed to all shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (regardless of whether such proxy or information statement is required pursuant to the Act or subsequent provisions).
B. Nonapplicability of Voting Requirements. The vote required by Paragraph A of this Article does not apply to a Business Combination if all conditions specified in either of paragraphs 1 or 2 below are met:
(1) The proposed Business Combination is approved prior to the time the Related Person involved in the proposed transaction became a Related Person by the affirmative votes of both a majority of the directors then in office and a majority of the Continuing Directors, voting as a separate group.
(2) All of the following five conditions have been met:
(a) The aggregate amount of the cash and the Market Value on the Valuation Date of consideration other than cash to be received per share by all holders of Common Stock in such Business Combination is at least equal to the highest of the following:
1. the highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by or on behalf of the Related Person for any shares of Common Stock of the same class or series acquired by it within the two-year period immediately prior to the Announcement Date or in the transaction in which it became a Related Person, whichever is higher;
2. The Market Value per share of Common Stock of the same class or series on the Announcement Date or on the Determination Date, whichever is higher; or
3. The price per share equal to the Market Value per share of Common Stock of the same class or series determined pursuant to clause (2) immediately preceding, multiplied by the fraction of the highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by or for the Related Person for any shares of Common Stock of the same class or series acquired by it within the two-year period immediately prior to the Announcement Date, over the Market Value per share of Common Stock of the same class or series on the first day in such two-year period on which the Related Person acquired any shares of Common Stock.
(b) The aggregate amount of the cash and the Market Value as of the Valuation Date of consideration other than cash to be received per share by holders of shares of any class or series of outstanding stock other than Common Stock is at least equal to the highest of the following, whether or not the Related Person has previously acquired any shares of a particular class or series of stock:
1. The highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by or for the Related Person for any shares of such class of stock acquired by it within the two-year period immediately prior to the Announcement Date or in the transaction in which it became a Related Person, whichever is higher;
2. The highest preferential amount per share to which the holders of shares of such class of stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of this Corporation;
3. The Market Value per share of such class of stock on the Announcement Date or on the Determination Date, whichever is higher; or
4. The price per share equal to the Market Value per share of such class of stock determined pursuant to clause (3) immediately preceding, multiplied by the fraction of the highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by or for the Related Person for any shares of any class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date, over the Market Value per share of the same class of Voting Stock on the first day in such two-year period on which the Related Person acquired any shares of the same class of Voting Stock.

(c) The consideration to be received by holders of any class or series of outstanding stock is to be in cash or in the same form as the Related Person has previously paid for shares of the same class or series of stock. If the Related Person has paid for shares of any class of stock with varying forms of consideration, the form of consideration for such class of stock shall be either cash or the form used to acquire the largest number of shares of such class or series of stock previously acquired by it.
(d) After the Related Person has become a Related Person and prior to the consummation of such Business Combination:
1. There shall have been no failure to declare and pay at the regular date therefor any full periodic dividends, cumulative or not, on any outstanding Preferred Stock of this Corporation;
2. There shall have been no reduction in the annual rate of dividends paid on any class or series of stock of this Corporation that is not Preferred Stock except as necessary to reflect any subdivision of the stock, and no failure to increase the annual rate of dividends as necessary to reflect any reclassification, including any reverse stock split, recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of the stock; and
3. The Related Person did not become the Beneficial Owner of any additional shares of stock of this Corporation except as part of the transaction which resulted in such Related Person becoming a Related Person or by virtue of proportionate stock splits or stock dividends.
The provisions of clause (1) and (2) immediately preceding shall not apply if no Related Person or an Affiliate or Associate of the Related Person voted as a director of this Corporation in a manner inconsistent with such clauses and the Related Person, within ten days after any act or failure to act inconsistent with such clauses, notifies the Board of Directors of this Corporation in writing that the Related Person disapproves thereof and requests in good faith that the Board of Directors rectify such act or failure to act.
(e) After the Related Person has become a Related Person, the Related Person may not have received the benefit, directly or indirectly, except proportionately as a shareholder, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by this Corporation or any of its Subsidiaries, whether in anticipation of or in connection with such Business Combination or otherwise.
C. Alternative Shareholder Vote for Business Combinations. In the event the conditions set forth in Subparagraph (B)(1) or (B)(2) have been met, the affirmative vote required of shareholders in order to approve the proposed Business Combination shall be 66-2/3% of the Total Voting Power present or duly represented at the meeting called for such purpose.
D. Definitions. The following terms, for all purposes of these Articles or the By-laws of this Corporation, shall have the following meaning:
(1) An “Affiliate” of, or a person “affiliated with,” a specified person means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
(2) “Announcement Date” means the first general public announcement of the proposal or intention to make a proposal of the Business Combination or its first communication generally to shareholders of this Corporation, whichever is earlier.
(3) “Associate,” when used to indicate a relationship with any person, means any of the following:
(a) Any corporation or organization, other than this Corporation, of which such person is an officer, director or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of Equity Securities.
(b) Any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity.
(c) Any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

(d) Any investment company registered under the Investment Company Act of 1940 for which such person serves as investment advisor.
(4) A person shall be deemed to be the “Beneficial Owner” of any shares of capital stock (regardless whether owned of record):
(a) Which that person or any of its Affiliates or Associates, directly or indirectly, owns beneficially;
(b) Which such person or any of its Affiliates or Associates has (i) the right to acquire (whether exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or
(c) Which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of voting capital stock of the corporation or any of its subsidiaries.
(5) “Business Combination” means any of the following transactions, when entered into by the Corporation or a Subsidiary with, or upon a proposal by, a Related Person:
(a) The merger or consolidation of, or an exchange of securities by, the Corporation or any Subsidiary;
(b) The sale, lease, exchange, mortgage, pledge, transfer or any other disposition (in one or a series of transactions) of any assets of the Corporation, or of any Subsidiary, having an aggregate book or fair market value of $1,000,000 or more, measured at the time the transaction or transactions are approved by the Board of Directors;
(c) The adoption of a plan or proposal for the liquidation or dissolution of the Corporation or any Subsidiary;
(d) The issuance or transfer by the Corporation or any Subsidiary (in one or a series of transactions) of securities of the Corporation, or of any Subsidiary, having a fair market value of $1,000,000 or more;
(e) The reclassification of securities (including a reverse stock split), recapitalization, consolidation or any other transaction (whether or not involving a Related Person) which has the direct or indirect effect of increasing the voting power (regardless whether then exercisable) or the proportionate amount of the outstanding shares of any class or series of Equity Securities of this Corporation or any of its Subsidiaries held by a Related Person, or any Associate or Affiliate of a Related Person;
(f) Any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any Subsidiary to a Related Person or any Affiliate or Associate thereof, except proportionately as a shareholder; or
(g) Any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing.
(6) “Capital Stock” means any Common Stock, Preferred Stock or other capital stock of the Corporation, or any bonds, debentures, or other obligations granted voting rights by the Corporation pursuant to La. R.S. 12:75H.
(7) “Common Stock” means any stock other than a class or series of preferred or preference stock.
(8) “Continuing Director” shall mean any member of the Board of Directors who is not a Related Person or an Affiliate or Associate thereof, and who was a member of the Board of Directors prior to the time that the Related Person became a Related Person, and any successor to a Continuing Director who is not a Related Person or an Affiliate or Associate thereof and was recommended to succeed a Continuing Director by a majority of Continuing Directors who were then members of the Board of Directors, provided that, in the absence of a Related Person, any reference to “Continuing Directors” shall mean all directors then in office.
(9) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. The beneficial ownership of 10% or more of the votes entitled to be cast by a corporation’s voting stock creates a presumption of control.
(10) “Determination Date” means the date on which a Related Person first became a Related Person.
(11) “Equity Security” means any of the following:
(a) Any stock or similar security, certificate of interest or participation in any profit sharing agreement, voting trust certificate or certificate of deposit for an equity security.
(b) Any security convertible, with or without consideration, into an equity security, or any warrant or other security carrying any right to subscribe to or purchase an equity security.
(c) Any put, call, straddle or other option or privilege of buying an equity security from or selling an equity security to another without being bound to do so.
(12) “Independent Shareholder” or “Independent Stockholder” means a holder of Voting Stock of this Corporation who is not a Related Person.
(13) “Market Value” means the following:
(a) In the case of stock, the highest closing sale price on the date or during the period in question of a share of such stock on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock on the date or during the period in question on the National Association of Securities Dealers, Inc., Automated Quotations Systems, or any alternative system then in use, or, if no such quotations are available, the fair market value on the date or during the period in question of a share of such stock as determined by a majority of the Continuing Directors of this Corporation in good faith.
(b) In the case of property other than cash or stock, the fair market value of such property on the date or during the period in question as determined by a majority of the Continuing Directors of this Corporation in good faith.
(14) A “person” shall mean any individual, firm, corporation or other entity, or a group of persons acting or agreeing to act together in the manner set forth in Rule 13d-5 under the Securities Exchange Act of 1934, as in effect on January 1, 1984.
(15) “Related Person” means any person (other than the Corporation, a Subsidiary or any profit sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trust, trustee of or fiduciary with respect to any such plan acting in such capacity) who (a) is the direct or indirect Beneficial Owner of shares of Capital Stock representing more than 10% of the outstanding Total Voting Power entitled to vote for the election of directors, and any Affiliate or Associate of any such person, or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly of indirectly, of shares of Capital Stock (including two or more classes or series voting together as a single class) representing 10% or more of the outstanding Total Voting Power entitled to vote for the election of directors. For the purpose of determining whether a person is the Beneficial Owner of a percentage, specified in this Article, of the outstanding Total Voting Power, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by that person through application of Article V(D)(3) but shall not include any other shares which may be issuable to any other person.
(16) “Subsidiary” means any corporation of which Voting Stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by this Corporation.
(17) “Total Voting Power,” when used in reference to any particular matter properly brought before the shareholders for their consideration and vote, means the total number of votes that holders of Capital Stock are entitled to cast with respect to such matter.
(18) “Valuation Date” means the following:

(a) For a Business Combination voted upon by shareholders, the latter of the date prior to the date of the shareholders’ vote and the day 20 days prior to the consummation of the Business Combination; and
(b) For a Business Combination not voted upon by the shareholders, the date of the consummation of the Business Combination.
(19) “Voting Stock” means shares of Capital Stock of the Corporation entitled to vote generally in the election of directors.
E. Benefit of Statute. This Corporation claims and shall have the benefit of the provisions of R.S. 12:133 except that the provisions of R.S. 12:133 shall not apply to any business combination involving an interested shareholder that is an employee benefit plan or related trust of this Corporation.
ARTICLE VI
Shareholders’ Meetings
A. Written Consents. Any action required or permitted to be taken at any annual or special meeting of shareholders may be taken only upon the vote of the shareholders, present in person or represented by duly authorized proxy, at an annual or special meeting duly noticed and called, as provided in the Bylaws of the Corporation, and may not be taken by a written consent of the shareholders pursuant to the Business Corporation Law of the State of Louisiana.
B. Special Meetings. Subject to the terms of any outstanding class or series of Preferred Stock that entitles the holders thereof to call special meetings, the holders of a majority of the Total Voting Power of the Corporation shall be required to cause the Secretary of the Corporation to call a special meeting of shareholders pursuant to La. R.S. 12:73B (or any successor provision). Nothing in this Article VI shall limit the power of the President of the Corporation or its Board of Directors to call a special meeting of shareholders.

ARTICLE VII
Limitation of Liability and Indemnification
A. Limitation of Liability. No director or officer of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of his fiduciary duty as a director or officer, provided that the foregoing provision shall not eliminate or limit the liability of a director or officer for (1) any breach of his duty of loyalty to the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful distributions of the Corporation’s assets to, or redemptions or repurchases of the Corporation’s shares from, shareholders of the Corporation, under and to the extent provided in La. R.S. 12:92D; or (4) any transaction from which he derived an improper personal benefit.
B. Authorization of Further Actions. The Board of Directors may (1) cause the Corporation to enter into contracts with its directors and officers providing for the limitation of liability set forth in this Article to the fullest extent permitted by law, (2) adopt By-laws or resolutions, or cause the Corporation to enter into contracts, providing for indemnification of directors and officers of the Corporation and other persons (including but not limited to directors and officers of the Corporation’s direct and indirect Subsidiaries) to the fullest extent permitted by law and (3) cause the Corporation to exercise the insurance powers set forth in La. R.S. 12:83F, notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries of such By-laws or resolutions or the exercise of such powers. No repeal or amendment of any such By-laws or resolutions limiting the right to indemnification thereunder shall affect the entitlement of any person to indemnification whose claim thereto results from conduct occurring prior to the date of such repeal or amendment.
C. Subsidiaries. The Board of Directors may cause the Corporation to approve for the officers and directors of its direct and indirect Subsidiaries limitation of liability, indemnification and insurance provisions comparable to the foregoing.
D. Amendment of Article. Notwithstanding any other provisions of these Articles of Incorporation, the affirmative vote of the holders of at least 80% of the Total Voting Power shall be required to amend or repeal this Article VII, and any amendment or repeal of this Article shall not adversely affect any elimination or limitation of liability of a director or officer of the Corporation under this Article with respect to any action or inaction occurring prior to the time of such amendment or repeal.
ARTICLE VIII
Reversion
Except for cash, shares or other property or rights payable or issuable to the holders of Preferred Stock, the rights to which shall be determined under applicable state law, Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, that are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease, provided, however, that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (i) payment of the amount of any cash or property dividend or redemption price or (ii) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article, to the person or entity who or which would be entitled thereto had such reversion not occurred.
ARTICLE IX
Amendments
A. Charter Amendments. Articles IV (other than paragraphs F and G), V, VI(A) and IX of these Articles of Incorporation shall not be amended in any manner (whether by modification or repeal of an existing Article or Articles or by addition of a new Article or Articles) except upon resolutions adopted by the affirmative vote of both (i) 80% of the Total Voting Power entitled to be cast by the holders of outstanding shares of Voting Stock, voting together as a single group, and (ii) two-thirds of the Total Voting Power entitled to be cast by the Independent Shareholders present or duly represented at a shareholders’ meeting, voting as a separate group; provided, however, that if such resolutions shall first be adopted by both a majority of the directors then in office and a majority of the Continuing Directors, voting as a separate group, then such resolutions shall be deemed adopted by the shareholders upon the affirmative vote of a majority of the Total Voting Power entitled to be cast by the holders of outstanding shares of Voting Stock, voting as a single group.
B. Bylaw Amendments. Bylaws of this Corporation may be altered, amended, or repealed or new Bylaws may be adopted by (i) the shareholders, but only upon the affirmative vote of both 80% of the Total Voting Power entitled to be cast by the holders of outstanding shares of Voting Stock, voting together as a single group, and two-thirds of the Total Voting Power entitled to be cast by the Independent Shareholders present or duly represented at a shareholders’ meeting, voting as a separate group, or (ii) the Board of Directors, but only upon the affirmative vote of both a majority of the directors then in office and a majority of the Continuing Directors, voting as a separate group.
* * * * * * * * * *